Exhibit 99.28(a)(xxviii)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby agree, pursuant to Section 5.3 of the Declaration, to change the name of Lord Abbett Diversified Equity Strategy Fund (the “Fund”) to “Lord Abbett Multi-Asset Focused Growth Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective May 1, 2017.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 16th day of February, 2017.

/s/ Daria L. Foster
Daria L. Foster	Franklin W. Hobbs

/s/ Robert B. Calhoun, Jr.	/s/ James M. McTaggart
Robert B. Calhoun, Jr.	James M. McTaggart

/s/ Eric C. Fast	/s/ James L.L. Tullis
Eric C. Fast	James L.L. Tullis

/s/ Mark A. Schmid
Evelyn E. Guernsey	Mark A. Schmid

/s/ Julie A. Hill	/s/ Douglas B. Sieg
Julie A. Hill	Douglas B. Sieg